                                                                    Exhibit 99.1

                                (EPIMMUNE LOGO)

               5820 Nancy Ridge Drive, San Diego, California 92121
                   Phone: (858) 860-2500- Fax: (858) 860-2600

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FOR FURTHER INFORMATION


AT EPIMMUNE:            AT FINANCIAL RELATIONS BOARD:
Robert De Vaere         Kristen McNally                          Tricia Ross
VP, Finance & Admin.    General Information                      Investor/Analyst Information
& CFO                   (310) 407-6548                           (310) 407-6540
(858) 860-2500          kmcnally@financialrelationsboard.com     tross@financialrelationsboard.com
--------------------------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE
NOVEMBER 10, 2003

              EPIMMUNE REPORTS THIRD QUARTER 2003 FINANCIAL RESULTS

          CASH BALANCE INCREASED; NET BURN RATE GOING FORWARD DECREASES

SAN DIEGO, NOVEMBER 10, 2003 - EPIMMUNE INC. (NASDAQ: EPMN) today announced its financial results for the third quarter ended September 30, 2003.

During the quarter, cash and cash equivalents increased by $2.2 million to an ending balance of $8.1 million at September 30, 2003, from $5.9 million at June 30, 2003. The increase in cash and cash equivalents was primarily due to completion of an equity financing by the Company in September 2003 that generated gross proceeds of $4.0 million, partially offset by cash used for operating expenses and non-recurring restructuring expenses. Approximately $0.4 million of cash used during the third quarter was for one-time expenses related to the Company's work force reduction in September. This included severance payments, payment of accrued vacation and outplacement services. Epimmune's operating expenses during the quarter ended September 30, 2003 continued to be focused primarily on three vaccine clinical trials, two directed at cancer therapies with the Company's EP-2101 vaccine, and one at treatment of HIV with the Company's EP HIV-1090 vaccine. The Company's net cash burn rate is expected to decrease in future quarters as a result of revenues associated with the Company's recent 5-year, $16.7 million contract award from the National Institutes of Health for development of an HIV vaccine and reduced expenses associated with the September work force reductions.

Revenues were $2.0 million in the third quarter of 2003 compared to $1.7 million in the third quarter of 2002. The increase in third quarter 2003 revenue was primarily due to receipt of one-time payments for license fees and milestone achievement which were recognized as revenue during the quarter as well as higher contract and grant revenue over the corresponding period in 2002. These increases were partially offset by lower related party revenue in 2003 as the Company's collaboration with Genencor shifted focus from scientific research activities to pre-clinical development on the lead program in Hepatitis B in support of a late 2003 or early 2004 Investigational New Drug (IND) filing, as announced by Genencor.

Costs and expenses were $4.1 million in the third quarter of 2003 compared to $3.4 million in the third quarter of 2002. The increase in operating expenses during the 2003 period relates primarily to


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     Financial Relations Board serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and is receiving compensation therefor.

    The information contained herein is furnished for informational purposes only and is not to be construed as an offer to buy or sell securities.

Epimmune Inc.
Page 2 of 4


recognition of non-cash, stock-based compensation charges in connection with prepayment of a promissory note by the Company's CEO in September 2003, other non-cash, stock-based compensation expenses as a result of recent increases in the Company's stock price, and a non-recurring restructuring charge of approximately $0.3 million during the third quarter of 2003 in connection with the Company's previously announced work force reduction in September. These expenses were partially offset by lower labor costs and related expenses such as scientific supplies during the third quarter compared to the corresponding period in 2002 as the Company's work force was reduced.

Net loss for the third quarter of 2003 was $2.0 million, or $0.17 per basic and diluted share compared with a net loss of $1.5 million, or $0.13 per basic and diluted share for the same period in 2002. Financial details appear in the accompanying schedules.

Dr. Emile Loria, President and CEO of Epimmune said, "The third quarter ended with significant positive developments for Epimmune. We were able to improve our balance sheet with the completion of a private equity offering in mid-September and then, late in the month, we received notice of a major contract award from the National Institutes of Health for development of an HIV vaccine. These events, coupled with our recent work force reduction and lowering of our cash burn, give us the capital and the structure necessary to execute our business strategy into the second quarter of 2005. With our renewed focus on our clinical programs as well as our partnered and sponsored programs, we are well positioned to demonstrate the role and value of Epimmune products in cancer and infectious diseases."

ABOUT EPIMMUNE INC.

Epimmune Inc., based in San Diego, is focused on the development of pharmaceutical products using multiple epitopes to specifically activate the body's immune system. Epitopes, critical signaling molecules, stimulate the T cell arm of the immune system to respond to specific regions of cancer cells or infectious agents. By combining multiple, selected epitopes into a single drug candidate, the immune response can be both targeted and optimized for strength. Epimmune's therapeutic drug candidates have been designed to treat disease by stimulating the body's immune system to respond aggressively to infections such as HIV, hepatitis C virus and hepatitis B virus, and tumors such as breast, colon, lung and prostate. The Company's preventative drug candidates have been designed to protect against disease by teaching the body's immune system to react quickly when exposed to infectious agents. Epimmune's technology can also be used to identify and potentially eliminate undesirable reactions to therapeutic drugs or consumer products by modifying specific epitopes to suppress the unwanted immune response. For more information on Epimmune, visit www.epimmune.com.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that reflect management's current views of future events, including projections regarding the Company's net cash burn rate and how long the Company will be able to execute its business strategy with existing resources. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including but not limited to the risk that the Company may not receive funds under existing development and licensing agreements that are sufficient to allow the Company to maintain operating expenses at current levels into the second quarter of 2005 and will likely be required to obtain additional funding; risks that, if the Company is unable to obtain additional funding, it will be required


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Epimmune Inc.
Page 3 of 4


to delay, further reduce the scope of or eliminate one or more of its research and development programs, sell the Company or some of its assets or technologies, or dissolve and liquidate the Company; and the risks associated with the Company's ability to develop pharmaceutical products using epitopes, the ability of epitope-based products to control infectious diseases and cancer, the safety and efficacy of epitope-based products in humans, the Company's ability to enter into and maintain collaborations and license arrangements, the efforts of the Company's collaborators and licensees to develop and commercialize products using the Company's technologies, including the timing of an expected IND filing by Genencor on a Hepatitis B vaccine, achievement of research and development objectives by the Company and any collaborator, the timing and cost of conducting clinical trials, and the possibility that clinical testing in the current three vaccine clinical trials may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products. These factors are more fully discussed in the Company's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2002 and other periodic reports filed with the Securities and Exchange Commission. Epimmune expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

                           - FINANCIAL TABLES FOLLOW -


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Epimmune Inc.
Page 4 of 4


                                  EPIMMUNE INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                                   (unaudited)
                    (in thousands, except per share amounts)

                                          Three months ended Sept. 30,      Nine months ended Sept. 30,
                                             2003             2002             2003             2002
                                          ----------       ----------       ----------       ----------
Revenues:
   License fees and milestones            $      553       $      125       $    1,001       $      250
   Research grants and                           664              435            1,438            1,550
       contract revenue
   Related party revenue-Genencor                794            1,186            2,791            3,693
                                          ----------       ----------       ----------       ----------
Total revenues                                 2,011            1,746            5,230            5,493

Costs and expenses:
   Research and development                    2,280            2,721            7,726            8,709
   General and administrative                  1,457              637            3,182            2,025
   Restructuring costs                           344               --              344               --
                                          ----------       ----------       ----------       ----------
Total costs and expenses                       4,081            3,358           11,252           10,734

Loss from operations                          (2,070)          (1,612)          (6,022)          (5,241)

Interest income, net                              52              113              175              501
Other income (expense), net                       (3)              (8)              (7)             (14)
                                          ----------       ----------       ----------       ----------

Net loss                                  $   (2,021)      $   (1,507)      $   (5,854)      $   (4,754)
                                          ==========       ==========       ==========       ==========

Net loss per share -
  basic and diluted                       $    (0.17)      $    (0.13)      $    (0.49)      $    (0.42)
                                          ==========       ==========       ==========       ==========

Shares used in computing net
  loss per share - basic and diluted          12,132           11,496           11,851           11,404
                                          ==========       ==========       ==========       ==========

                            CONDENSED BALANCE SHEETS
                                 (in thousands)

                                           Sept. 30,      December 31,
                                             2003             2002
                                          ----------       ----------
Assets:                                   (unaudited)
Current assets:
   Cash and cash equivalents              $    8,139       $    9,745
   Other current assets                        1,170              708
                                          ----------       ----------
Total current assets                           9,309           10,453

Restricted cash                                  472              472
Property and equipment, net                    1,197            1,363
Patents and other assets                       3,508            3,240
Total assets                              $   14,486       $   15,528
                                          ==========       ==========

Liabilities and stockholders'
  equity
Current liabilities                       $    3,475       $    2,745
Other liabilities                                209              197
Stockholders' equity                          10,802           12,586
                                          ----------       ----------
Total liabilities and
  stockholders' equity                    $   14,486       $   15,528
                                          ==========       ==========
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